SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

For Registration of Certain Classes of Securities Pursuant

to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

INTERNET SECURITY SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	58-2362189
(State or other jurisdiction) of incorporation or organization)	(I.R.S. Employer Identification No.)

6303 Barfield Road Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	N/A

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

Item 1. Description of Registrant’s Securities to be Registered.

Item No. 1 is amended as follows.

On August 23, 2006, Internet Security Systems, Inc., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC, a Massachusetts limited liability company, entered into an amendment (the “Rights Agreement Amendment”) to the Company’s Rights Agreement dated as of July 18, 2002 (the “Rights Agreement”). The purpose and effect of the Rights Agreement Amendment was to make the Rights Agreement inapplicable to the execution, delivery and performance of the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, International Business Machines Corporation, a New York corporation (“IBM”), and Aegis Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of IBM (“Sub”), pursuant to which Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of IBM, the consummation of the Merger and the other transactions contemplated by the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

In particular, the Rights Agreement Amendment provides, among other things, that neither IBM nor any of its Subsidiaries, Affiliates or Associates (collectively, the “Parent Group”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution of the Merger Agreement or any agreements, arrangements or understandings entered into by IBM or Sub contemplated by the Merger Agreement if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) is referred to herein as an “Exempted Transaction.”

In addition, pursuant to the Rights Agreement Amendment, the Parent Group shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.

In addition, pursuant to the Rights Agreement Amendment, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction, a Triggering Event shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction, and a Share Acquisition Date shall not be deemed to have occurred by virtue of or as a result of the public announcement of any Exempted Transaction.

In accordance with the Rights Agreement Amendment, at the Final Expiration Date (as defined in the Rights Agreement Amendment), (A) the Rights Agreement shall be terminated and be without any further force or effect; (B) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder; and (C) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire Junior Preferred Shares or any other securities of the Company.

The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement Amendment, which is filed herewith as Exhibit 4.4 and is incorporated herein by reference.

Item 2. Exhibits.

3.1	—	Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, dated November 14, 2000 and incorporated by reference herein).

3.2	—	Bylaws (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, Registration No. 333-44529 and incorporated by reference herein).

3.3	—	Certificate of Designations of Series A Junior Participating Preferred Stock dated July 24, 2002 facility (filed as Exhibit 3.3 to the Company’s Annual Report on Form 10-K, dated March 28, 2003 and incorporated by reference herein).

4.1	—	Rights Agreement dated July 18, 2002 with SunTrust Bank, as Rights Agent, regarding Preferred Share Purchase Rights (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated July 24, 2002 and incorporated by reference herein).

4.2	—	Specimen Common Stock certificate (filed as Exhibit 4.3 to the Company’s Registration Statement on Form S-8, Registration No. 333-100954, dated November 1, 2002 and incorporated by reference herein).

4.3	—	Form of Rights Certificate (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K dated July 24, 2002 and incorporated by reference herein).

4.4	—	Amendment No. 1 to Rights Agreement, dated as of August 23, 2006, made and entered into between the Company and Computershare Investor Services, LLC, a Massachusetts limited liability company, as successor to SunTrust Bank (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 23, 2006 and incorporated by reference herein).

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

August 23, 2006	INTERNET SECURITY SYSTEMS, INC.
(Registrant)

	By:	/s/ Sean Bowen
Sean Bowen Vice President and General Counsel